Exhibit 99.1

Item 6.	Selected Financial Data
We derived the selected historical consolidated financial data presented below for the years ended December 31, 2011, 2010, and 2009 from our audited consolidated financial statements and related notes included elsewhere in this filing. We derived the selected historical consolidated financial data presented below for the years ended December 31, 2008 and 2007, as adjusted for discontinued operations, from our consolidated financial statements and related notes included in our Form 10-K for the year ended December 31, 2008. You should refer to Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the notes to the accompanying consolidated financial statements for additional information regarding the financial data presented below, including matters that might cause this data not to be indicative of our future financial position or results of operations. In addition, you should note the following information regarding the selected historical consolidated financial data presented below:

•
Certain previously reported financial results have been reclassified to conform to the current year presentation. These reclassifications primarily relate to hospitals reflected as discontinued operations. See Note 1, Summary of Significant Accounting Policies, "Reclassifications," and Note 18, Assets and Liabilities in and Results of Discontinued Operations, to the accompanying consolidated financial statements.

Effective January 1, 2012, we adopted Accounting Standards Update 2011-07, Healthcare Entities (Topic 954), "Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Healthcare Entities," which requires certain healthcare entities to present the provision for doubtful accounts relating to patient service revenue as a deduction from patient service revenue in the statement of operations rather than as an operating expense. All periods have been reclassified to conform to this presentation. Our adoption of this standard had no net impact on our financial position, results of operations, or cash flows. See the "Reclassifications," "Net Operating Revenues," "Accounts Receivable and Allowance for Doubtful Accounts," and "Recent Accounting Pronouncements" sections of Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

•
Depreciation and amortization in 2008 included the acceleration of approximately $10 million of depreciation associated with our corporate campus that was sold in March 2008. See Note 5, Property and Equipment, to the accompanying consolidated financial statements.

•
The impairment charge recorded in 2007 primarily related to the Digital Hospital, an incomplete 13-story building located on the property we sold to Daniel Corporation in March 2008, and represented the excess of costs incurred during the construction of the Digital Hospital over the estimated fair market value of the property, including the RiverPoint facility, a 60,000 square foot office building which shared the construction site. The impairment of the Digital Hospital in 2007 was determined using its estimated fair value based on the estimated net proceeds we expected to receive in the sale transaction.

•
As a result of the UBS Settlement discussed in Note 21, Settlements, to the accompanying consolidated financial statements, we recorded a $121.3 million gain in our 2008 consolidated statement of operations.

•
Government, class action, and related settlements includes amounts related to litigation and settlements with various entities and individuals. The gain recorded in 2011 resulted from the recovery of assets from a former disloyal employee, as discussed in Note 22, Contingencies and Other Commitments, "Litigation By and Against Richard M. Scrushy," to the accompanying consolidated financial statements. Prior to 2010, this line item primarily included amounts associated with our Securities Litigation Settlement. In 2005, we recorded a $215.0 million charge, to be paid in the form of common stock and common stock warrants, as Government, class action, and related settlements under the then-proposed settlement with the lead plaintiffs in the federal securities class actions and the derivative litigation, as well as with our insurance carriers, to settle claims filed against us, certain of our former directors and officers, and certain other parties. In each year subsequent to 2005, we adjusted this liability to reflect the fair market value of the common stock and warrants underlying this settlement as of each reporting date. The common stock and warrants associated with this settlement were issued in September 2009.

For additional information related to this line item, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the accompanying consolidated financial statements.

Exhibit 99.1

•
Professional fees—accounting, tax, and legal includes fees arising from our prior reporting and restatement issues. For additional information, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

•
As a result of various recapitalization transactions and debt prepayments, we have recorded net losses on early debt extinguishment. For additional information, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 8, Long-term Debt, to the accompanying consolidated financial statements.

•
Prior to March 2011, we maintained two interest rate swaps that were not designated as hedges that effectively converted the variable rate of our credit agreement to a fixed interest rate. Fair value adjustments and quarterly settlements for these swaps were included in the line item Loss on interest rate swaps in the consolidated statements of operations.

In 2010, Loss on interest rate swaps also included $6.9 million of charges associated with the termination of two forward-starting interest rate swaps that were designated as hedges.

See Note 9, Derivative Instruments, to the accompanying consolidated financial statements and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of this report for additional information.

•
For information related to our Provision for income tax expense (benefit), see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 19, Income Taxes, to the accompanying consolidated financial statements. During the fourth quarter of 2010, we determined it is more likely than not a substantial portion of our deferred tax assets will be realized in the future and decreased our valuation allowance by $825.4 million to $112.7 million through our Provision for income tax benefit in our consolidated statement of operations.

•
Income from discontinued operations, net of tax in 2011 included post-tax gains from the sale of five of our long-term acute care hospitals and a settlement related to a previously disclosed audit of unclaimed property. Income from discontinued operations, net of tax in 2007 included post-tax gains on the divestitures of our surgery centers, outpatient, and diagnostic divisions. See Note 18, Assets and Liabilities in and Results of Discontinued Operations, to the accompanying consolidated financial statements.

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
	(In Millions)
Income Statement Data:
Net operating revenues	$2,026.9	$1,877.6	$1,784.9	$1,701.2	$1,607.6
Less: Provision for doubtful accounts	(21.0)	(16.4)	(30.7)	(23.0)	(28.5)
Net operating revenues less provision for doubtful accounts	2,005.9	1,861.2	1,754.2	1,678.2	1,579.1
Salaries and benefits	982.0	921.7	887.4	865.0	797.3
Other operating expenses	284.0	269.5	246.7	240.5	218.7
General and administrative expenses	110.5	106.2	104.5	105.5	127.9
Supplies	102.8	99.4	96.8	92.9	85.9
Depreciation and amortization	78.8	73.1	67.6	78.9	71.3
Impairment of long-lived assets	—	—	—	0.6	15.1
Gain on UBS Settlement	—	—	—	(121.3)	—
Occupancy costs	48.4	44.9	44.9	46.0	48.3
Loss on disposal of assets	4.3	1.4	3.4	2.0	7.3
Government, class action, and related settlements	(12.3)	1.1	36.7	(67.2)	(2.8)
Professional fees—accounting, tax, and legal	21.0	17.2	8.8	44.4	51.6
Loss on early extinguishment of debt	38.8	12.3	12.5	5.9	28.2
Interest expense and amortization of debt discounts and fees	119.4	125.6	125.7	159.3	229.2
Other income	(2.7)	(4.3)	(3.3)	—	(15.5)
Loss on interest rate swaps	—	13.3	19.6	55.7	30.4
Equity in net income of nonconsolidated affiliates	(12.0)	(10.1)	(4.6)	(10.6)	(10.3)
Income (loss) from continuing operations before income tax expense (benefit)	242.9	189.9	107.5	180.6	(103.5)
Provision for income tax expense (benefit)	37.1	(740.8)	(2.9)	(69.1)	(325.6)
Income from continuing operations	205.8	930.7	110.4	249.7	222.1
Income from discontinued operations, net of tax	48.8	9.1	18.4	32.1	496.6
Net income	254.6	939.8	128.8	281.8	718.7
Less: Net income attributable to noncontrolling interests	(45.9)	(40.8)	(34.0)	(29.4)	(65.3)
Net income attributable to HealthSouth	208.7	899.0	94.8	252.4	653.4
Less: Convertible perpetual preferred stock dividends	(26.0)	(26.0)	(26.0)	(26.0)	(26.0)
Net income attributable to HealthSouth common shareholders	$182.7	$873.0	$68.8	$226.4	$627.4

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
	(In Millions, Except per Share Data)
Weighted average common shares outstanding:
Basic	93.3	92.8	88.8	83.0	78.7
Diluted	109.2	108.5	103.3	96.4	92.0
Earnings per common share:
Basic:
Income from continuing operations attributable to HealthSouth common shareholders	$1.42	$9.31	$0.58	$2.34	$2.10
Income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	0.54	0.10	0.19	0.39	5.87
Net income attributable to HealthSouth common shareholders	$1.96	$9.41	$0.77	$2.73	$7.97
Diluted:
Income from continuing operations attributable to HealthSouth common shareholders	$1.42	$8.20	$0.58	$2.28	$2.08
Income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	0.54	0.08	0.19	0.34	5.02
Net income attributable to HealthSouth common shareholders	$1.96	$8.28	$0.77	$2.62	$7.10
Amounts attributable to HealthSouth:
Income from continuing operations	$158.8	$889.8	$77.1	$219.9	$191.0
Income from discontinued operations, net of tax	49.9	9.2	17.7	32.5	462.4
Net income attributable to HealthSouth	$208.7	$899.0	$94.8	$252.4	$653.4

	As of December 31,
	2011	2010	2009	2008	2007
	(In Millions)
Balance Sheet Data:
Working capital (deficit)	$77.8	$46.9	$34.8	$(63.5)	$(333.1)
Total assets	2,271.2	2,372.1	1,681.5	1,998.2	2,050.6
Long-term debt, including current portion	1,254.7	1,511.3	1,662.5	1,813.2	2,039.4
Convertible perpetual preferred stock	387.4	387.4	387.4	387.4	387.4
HealthSouth shareholders' equity (deficit)	117.0	(85.2)	(974.0)	(1,169.4)	(1,554.5)

4